Exhibit 99.1

Contacts:

Patricia Doykos Duquette	Angela Bitting
Public Affairs	Director, Corporate Communications
Bristol-Myers Squibb	Exelixis, Inc.
(609)252-3390	(650)837-7579
patricia.duquette@bms.com	abitting@exelixis.com

BRISTOL-MYERS SQUIBB AND EXELIXIS ENTER PIONEERING CANCER-FIGHTING ALLIANCE

Drug discovery collaboration targets new frontier of tumor suppressor genes

PRINCETON, N.J. and SOUTH SAN FRANCISCO, Calif.- July 18, 2001 - Bristol- Myers Squibb Company (NYSE: BMY) and Exelixis, Inc. (NASDAQ: EXEL) today announced a broad collaboration and licensing agreement to create a new generation of cancer drugs that selectively destroy cancers that harbor defects in tumor suppressor gene pathways. Tumor suppression pathways help prevent the development of tumors and the loss of function of these genes is a frequent event in tumor progression. Although the targeting of tumor suppressor genes has long been viewed as an elegant and selective way of treating cancer, it has remained an extremely difficult technical approach to restore the function of these lost genes.

In a cooperative effort that will leverage each company's technology and expertise in the fields of genomics and target validation, Exelixis will identify and validate molecular targets that trigger cell death in cancer cells, while leaving normal cells unharmed. Bristol- Myers Squibb will then further validate these targets in human models.

Each company will have the option to obtain exclusive worldwide rights to equal numbers of validated targets arising from the collaboration. These rights will enable them to pursue the development of novel, small-molecule drugs. Bristol-Myers Squibb may also use Exelixis' expertise in assay development, high throughput screening, medicinal chemistry and preclinical pharmacology for several of the selected targets.

"As the worldwide leader in oncology drug development, we will continue to push the R&D envelope to extend and enhance the lives of cancer patients," said Peter S. Ringrose, Ph.D., chief scientific officer and president, Pharmaceutical Research Institute, Bristol-Myers Squibb. "This creative partnership with Exelixis will help us continue to be on the cutting edge of cancer drug development, and we believe this is what it will take to realize a new era of treatment."

"Tumor suppressor genes represent a new frontier for the treatment of cancer and until recently, they have been intractable as drug targets for pharmaceuticals," said Elliott Sigal, M.D., Ph.D., senior vice president, Drug Discovery and Exploratory Development, Bristol-Myers Squibb. "In this collaboration, we will be targeting the basic mechanisms that can lead to cancer. This is a novel approach to alleviating the true bottleneck of drug development in the post-genomics era."

As part of the collaboration, Exelixis will receive an exclusive worldwide license to develop and commercialize a selected analogue of the Bristol-Myers Squibb anticancer compound, Rebeccamycin. The Rebeccamycin analogue has shown activity against cancers in ongoing Phase I and early Phase II clinical trials being conducted by the National Cancer Institute under a Clinical Trials Agreement. Bristol-Myers Squibb has agreed to provide access to its internal clinical development prowess to support Exelixis in the development of this compound. Each party has certain rights of first negotiation with respect to cancer compounds that result from the targets validated in the collaboration and that the companies elect to license out. In addition, Bristol-Myers Squibb will make an equity investment in Exelixis and provide an up-front licensing fee and research support to Exelixis.

"Bristol-Myers Squibb has been an excellent partner, and we look forward to establishing this new relationship with them," commented George A. Scangos, Ph.D., president and chief executive officer of Exelixis. "This collaboration, which we believe is valued at $200 million, provides us not only with working capital, but significant upside in the form of milestones and royalties and a clinical stage product that will enable us to build our clinical development infrastructure." Dr. Scangos added, "When taken together with our recent Protein Design Labs collaboration, we believe our cancer strategy demonstrates our ability to significantly leverage Exelixis' core research into multiple product opportunities both for ourselves and our partners."

Bristol-Myers Squibb is an $18 billion pharmaceutical and related heath care products company whose mission is to extend and enhance human life. For more information, please visit the company's web site at www.bms.com.

Exelixis, Inc. is a leading genomics-based drug discovery company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost effective way to move from DNA sequence data to knowledge about the function of genes and the proteins they encode. The company's technology is broadly applicable to all life sciences industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Aventis, Bayer, Bristol-Myers Squibb, Pharmacia, Protein Design Labs and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.

This press release contains certain of the Private Securities Litigation Reform Act of 1995 that may be identified by terminology such as "anticipates," and "expects" and other words or terms of similar expression or meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, uncertainties relating to clinical trials and product development, unexpected regulatory delays or government regulation generally. For further details and a discussion of these and other risks and uncertainties, see Bristol-Myers Squibb's Securities and Exchange Commission filings, including the company's 2000 annual report on Form 10-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

This press release contains forward-looking statements regarding Exelixis, Inc. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to successfully assume the development and manufacturing of the Rebeccamycin analogue in order to obtain the value ascribed to it under the collaboration; the timing and expenses associated with the implementation of development and manufacturing efforts for the rebeccamycin analogue; and Exelixis' ability to successfully achieve milestones and royalties derived from future Bristol-Myers Squibb products developed against selected Exelixis targets under the collaboration.  These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2000 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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NOTE: Exelixis will host a conference call at 8:00 a.m. Eastern Time on July 18, 2001. Interested parties may participate by calling (800) 450- 0788 in the United States and (612) 332-0345 internationally. There will be a replay of the call available after 11:30 a.m. Eastern Time for five days at (800) 475-6701 in the United States and (320) 365-3844 for international callers, followed by access code 595947. The call will be webcast on the investor relations section of Exelixis' website at www.exelixis.com and will be archived until July 31, 2001.